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                       CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in the registration statements of Corporate Express, Inc. on Form S-8 (File No. 33-86574) and on Form S-4 (File No. 333-07909) of our report dated August 30, 1996 on our audit of the financial statements of Check Office Equipment Company as of February 29, 1996 and the related statements of operations, stockholder's equity (parent company investment), and cash flows for the year then ended.


Coopers & Lybrand L.L.P.
/s/  Coopers & Lybrand L.L.P.

Denver, Colorado
September 19, 1996